Exhibit 10.19

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of this 21st day of August, 2012, by and between SCC BUILDING I LIMITED PARTNERSHIP, a New Jersey limited partnership, having an address c/o SJP Properties, Morris Corporate Center IV, Building C, 379 Interpace Parkway, Parsippany, New Jersey 07054, hereinafter referred to as “Landlord”, and APTALIS PHARMA U.S., INC. (f.k.a. Axcan Pharma U.S., Inc.), a Delaware corporation, having its principal office at 100 Somerset Corporate Boulevard, Suite 2000, Bridgewater, NJ 08807, hereinafter referred to as “Tenant”.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a certain Agreement of Lease, dated as of January 22, 2009 (the “Original Lease”), for certain premises consisting of approximately 19,715 square feet of rentable space on the second floor (the “Original Premises”) in the building known as Building I (the “Building”) at the office complex (the “Complex”) commonly known as Somerset Corporate Center located in Bridgewater Township, New Jersey;

WHEREAS, Landlord and Tenant entered into a certain First Amendment to Lease, dated as of September 12, 2011 (the “First Amendment”), pursuant to which Landlord leased to Tenant an additional 12,029 square feet of rentable space on the second floor of the Building (the “Expansion Premises”) (the Original Premises, together with the Expansion Premises which consists of 31,744 square feet, are collectively referred to as the “Existing Premises”) (the Original Lease, as modified by the First Amendment, the “Lease”);

WHEREAS, Tenant, by notice to Landlord dated May 14, 2012, has exercised the Exclusive Option as set forth in Section 16 of the First Amendment, pursuant to which Tenant will lease an additional 20,576 square feet of rentable space on the third floor.

WHEREAS, the parties desire to amend the Lease to memorialize Tenant’s exercise of the Exclusive Option and to modify those terms and conditions of the Lease affected by the leasing of the Third Floor Space.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereby agree to amend the Lease as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease. All references in the Lease and this Second Amendment shall mean the Lease as amended by this Second Amendment.

2. The term “Third Floor Space” shall be redefined to mean that 20,576 square foot portion of the Third Floor as depicted on Exhibit A attached hereto.

3. The term “Third Floor Space Commencement Date” shall mean the date on which Landlord shall deliver possession of the Third Floor Space to Tenant with the Tenant Improvements for the Third Floor Space substantially completed.

4. Commencing on the Third Floor Space Commencement Date and continuing through the Termination Date, the definition of “Premises” shall be redefined to mean the Existing Premises together with the Third Floor Space.

5. Commencing on the Third Floor Space Commencement Date and continuing through the Termination Date, the definition of “Rentable Area of the Premises” shall be redefined to mean 52,320 square feet for all purposes of this Lease.

6. Commencing on the Third Floor Space Commencement Date and continuing through the Termination Date, the definition of “Tenant’s Proportionate Share” with respect to all Operating Expenses shall be redefined to mean 21.90%, representing the ratio of the Premises to the Rentable Area of the Building.

7. Commencing on the Third Floor Space Commencement Date and continuing through the Termination Date, the definition of “Tenant Electric” shall be redefined to mean Tenant’s Proportionate Share (21.90%) of Landlord’s cost of all electrical energy used in the entire Building (including electric for Building HVAC, back-up electric for the operation of the Building’s elevators and base Building emergency lighting). Landlord and Tenant acknowledge that Landlord shall cause the electrical outlets and lighting for the Premises, together with any electrical usage for any computer rooms, supplemental HVAC units or similar improvements for the Premises (“Premises Electric”), to be submetered from the balance of electrical energy consumed in the entire Building (including electric for Building HVAC, back-up electric for the operation of the Building’s elevators and base Building emergency lighting) (“Building Electric”). Upon the installation of Tenant’s submeter, Tenant Electric shall thereafter mean (i) 100% the Premises Electric, and (ii) the Tenant’s Proportionate Share (21.90%) of Building Electric.

8. The definition of “Termination Date” is hereby deleted in its entirety and replaced with the following:

“Termination Date” shall mean the day immediately preceding the date which is five (5) years following the Third Floor Space Commencement Date or, if the Third Floor Space Commencement Date occurs other than on the first day of a calendar month, the last day of the calendar month in which the date which is five (5) years following the Third Floor Space Commencement Date occurs. If the original Term is extended pursuant to the provision 32.11 of the Original Lease, the Termination Date shall mean the last day of any such extended term.

9. Section 1.2 of the Original Lease is hereby amended to provide that for the period of time commencing on the Third Floor Space Commencement Date through the Termination Date, Tenant shall have the right to use up to two hundred nine (209) parking spaces located on the Property, one hundred ninety-three (193) of which shall be in common with other tenants of the Property in those areas of the parking lot which are now or hereafter designated by Landlord as unreserved areas and twenty-seven (27) of which shall be marked reserved spaces, which reserved parking spaces are shown on the revised Parking Plan as Exhibit B to the this Second Amendment.

10. Section 1.3(iii) of the Lease is hereby modified to provide commencing August I, 2012 and continuing through the Termination Date, Tenant shall pay as Base Rent in the following amounts:

Period	Annual Rent per square foot	Rentable Square Feet	Annualized Rent	Monthly Rent
August 1, 2012 through the Third Floor Commencement Date	$28.50	31,744	$904,704.00	$75,392.00
Third Floor Commencement Date through February 28, 2013	$28.50	52,320	$1,491,120.00	$124,260.00
March 1, 2013 through February 28,2014	$29.00	52,320	$1,517,280.00	$126,440.00
March 1, 2014 through February 28,2015	$29.50	52,320	$1,543,440.00	$128,620.00
March 1, 2015 through February 29, 2016	$30.00	52,320	$1,569,600.00	$130,800.00
March 1, 2016 through February 28, 2017	$30.50	52,320	$1,595,760.00	$132,980.00
March, 2017 through the Termination Date	$31.00	52,320	$1,621,920.00	$135,160.00

11. Section 13 of the First Amendment is hereby deleted, and Section 32.12 of the Original Lease is amended as follows:

After the earlier of (i) the date Brother International Corporation (“Brother”) ceases leasing space in the Building, or (ii) March 1, 2013, Tenant shall have the non-exclusive right to have Landlord install and maintain, at Tenant’s sole cost and expense, a sign identifying Tenant on the column at the entrance to the Building (‘Tenant’s Column Sign”). Tenant’s Column Sign shall be located on the right column when facing the main entrance. Tenant’s Column Sign shall not exceed in size Brother’s sign as it exists as of the date of this Second Amendment on such column. Tenant’s Column Sign shall be consistent with the first-class character of the Building and the design, specifications and location on such column shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Landlord makes no representations or warranties whatsoever as to the permissibility under applicable Laws of installing Tenant’s Column Sign. Upon the expiration or earlier termination of this Lease, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the removal of Tenant’s Column Sign, including all repairs for any damage occasioned by such removal and any required restoration of the column.

12. Any Tenant Improvements in and to the Third Floor Space shall be performed in accordance with the Work Agreement attached as Exhibit B to the Original Lease, provided that for the purposes of this Second Amendment, paragraph 12 hereof (i) all references to Premises shall be deemed to be the Third Floor Space, (ii) all references to the Construction Allowance shall be deemed to be the Construction Allowance as hereinafter provided, (iii) all references to the Commencement Date shall be deemed to be the Third Floor Space Commencement Date, (iv) the reference to Tenant’s Architect in Section A(2)(a) shall be revised to be such architect as selected by Tenant and reasonably approved by Landlord, (iv) the second and third lines of Section A(2)(a) shall not apply, and (v) the language, “on or before January 19, 2009” in the sixth sentence of Section A(2)(a) is replaced with the language “on or before August 31, 2012”. Tenant shall be entitled to a Construction Allowance of $720,160.00 to be applied to the cost of the Tenant Improvements for the Third Floor Space, which shall be disbursed as provided in the Work Agreement.

13. Paragraph 17 of the First Amendment is deleted in its entirety and replaced by the following:

“Provided there exists no Event of Default, Tenant shall have a right of first offer to lease all or a portion of the Remaining Third Floor Space (“Right of First Offer”) prior to Landlord’s delivery to Tenant of a Leasing Notice triggering Tenant’s Right of First Refusal under Section 13 hereof, upon the following terms and conditions:”

All subparagraphs 17 (i) through (vi) remain unchanged.

14. Paragraph 18 of the First Amendment is deleted in its entirety and is replaced by the following:

“In the event Tenant does not exercise its Right of First Offer under Section 12, provided there exists no Event of Default, Tenant shall have the right to lease the Remaining Third Floor Space (“Right of First Refusal”) prior to Landlord’s initial leasing of such space to a third party, upon the following terms and conditions:”

Subparagraph 18(vii) is deleted in its entirety. Subparagraphs 18(i) through (vi) remain unchanged.

15. Paragraph 19 of the First Amendment is deleted in its entirety.

16. Aptalis Pharma, Inc, as Guarantor of the Lease pursuant to that certain Lease Guaranty dated as of January 22, 2009 (“Guaranty”), as reaffirmed by that certain Reaffirmation of Guaranty dated as of September 12, 2011 (“Reaffirmation of Guaranty”), is executing this Second Amendment in order to reaffirm its obligations under the original Guaranty and the Reaffirmation of Guaranty and to acknowledge its guaranty obligations under the Guaranty and Reaffirmation of Guaranty extend to all of the obligations of Tenant under this Second Amendment.

17. Except as provided herein Except as provided herein, Tenant has inspected the Third Floor Space and takes such space in its “as is” condition, free and clear of all furniture. Except as provided in the Work Agreement, Landlord shall have no obligation to alter, improve, decorate or otherwise prepare the Third Floor Space, the Original Premises, the Building, or the Complex for Tenant’s occupancy and Tenant shall take possession of the Third Floor Premises in its “as is” condition.

18. Except as expressly set forth herein, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the Third Floor Space, the Complex or the land upon which it is erected, expenses of operation, or any other matter or thing affecting or related to the demised premises except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of the Lease.

19. Tenant represents that it has dealt with no brokers in connection with the transaction contemplated hereby, except for Cushman & Wakefield of New Jersey, Inc. (“Broker”). Tenant will indemnify Landlord from claims by any broker to the extent arising by reason of Tenant’s breach of the foregoing representation.

20. Tenant represents and warrants that it has not assigned, mortgaged, hypothecated, sublet, or otherwise alienated all or any part of its interest in the Lease or the Premises.

21. Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements as set forth      in the Lease remain unchanged and in full force and effect.

22. This Amendment may be executed in any number of counterparts, each of which, when executed, shall be an original, and all of which, taken together, shall constitute one and the same instrument as if all parties hereto had executed the same instrument; and any party or signatory hereto may execute this Amendment by signing any such counterpart.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment the date first above written.

WITNESS/ATTEST:	LANDLORD:

SCC BUILDING I LIMITED

	By:	GP - SCC I, L.L.C., general partner

		By:	Somerset Corporate Center Holdings, LLC, its sole member

			By:	The Prudential Insurance Company of America, Member

				By:	/s/ Amy Ziegler
				Name:	Amy Ziegler
				Title:	Vice President

ATTEST:	TENANT:

APTALIS PHARMA U.S., INC.

/s/ Theresa M. Stevens	By:	/s/ Frank Verwiel
Authorized Signatory	Name:	Frank Verwiel
	Title:	CEO

ATTEST:	GUARANTOR:

APTALIS PHARMA U.S., INC.

/s/ Theresa M. Stevens	By:	/s/ Frank Verwiel
Authorized Signatory	Name:	Frank Verwiel
	Title:	CEO

EXHIBIT A

THIRD FLOOR SPACE